DSS, Inc.

(Incorporated in New York, United States of America)

December 12, 2023

Mr Todd Macko

Private & Confidential
Sent via email

Dear Todd

To facilitate a smooth transition as we work towards drafting and finalizing a new employment agreement, effective January 1, 2024 until a new employment agreement is successfully negotiated and executed ("Interim Period"), you will assume the role and responsibilities as the Chief Financial Officer of the Company on a month-to-month basis. During this Interim Period, your employment may be terminated by either party giving one month's written notice to the other party.

Your base salary is Two Hundred And Forty Eight Thousand United States Dollars (US$248,000.00) per annum which will be payable to you in accordance with the payroll policies of DSS, Inc.
There will be no bonus accrued or payable for this Interim Period.

We would like to discuss the terms of your employment beyond December 31, 2023 with you and hope that a new agreement can be finalised as soon as possible.

Yours Sincerely

Chan Heng Fai Ambrose
Executive Chairman

I, Todd Macko, hereby acknowledge and confirm my agreement with the above arrangements.

Todd Macko

Date: 12/15/2023